Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated March 30, 2010, relating to the consolidated balance sheets of China Integrated Energy, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Sherb & Co., LLP Certified Public Accountants

Boca Raton, Florida
May 5, 2010